UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                                      SEC File Number  000-26020
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                                                      CUSIP Number
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     (Check One): [X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
                  [ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR


                  For Period Ended:  December 31, 2000


                  [ ] Transition Report on Form 10-K [ ] Transition Report on Form 20-F [ ] Transition Report on Form 11-K [ ] Transition Report on Form 10-Q [ ] Transition Report on Form N-SAR For the Transition Period Ended:


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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification  relates to a portion of the filing checked above,  identify the item(s) to which the notification relates:



PART I - REGISTRANT INFORMATION



                         APPLIED DIGITAL SOLUTIONS, INC.
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                            (Full Name of Registrant)


                          400 Royal Palm Way, Suite 410
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                      Address of Principal Executive Office

                            Palm Beach, Florida 33480
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                            City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [X]      (a)    The reasons  described in reasonable  detail in Part III of this form  could  not be  eliminated  without  unreasonable effort or expense;
     [X]      (b)    The subject annual report,  semi-annual report,  transition report on Form  10-K,  Form  20-F,  11-K,  Form  N-SAR,  or portion  thereof,  will be filed on or before the fifteenth calendar day  following  the  prescribed  due date;  or the subject quarterly report or transition report on Form 10-Q, or  portion  thereof  will be filed on or before  the fifth calendar day following the prescribed due date; and
     [X]      (c)    The  accountant's  statement or other  exhibit  required by
                     Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE


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         State below in  reasonable  detail the  reasons  why Forms 10-K,  20-F,
11-K, 10-Q, N-SAR or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

                  The registrant is in the process of updating its disclosures to be contained in its Annual Report on Form 10-K to reflect, as discontinued operations, the classification of its subsidiary, Intellesale, Inc., and the subsidiaries comprising the "All Other" business segment pursuant to a plan adopted during the first quarter of 2001. It is not practicable to complete the required disclosures within the prescribed time period for filing the Annual Report on Form 10-K.


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PART IV - OTHER INFORMATION

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(1)      Name and telephone number of person to contact in regard to this notification

         David I. Beckett                              (561) 366-4800
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         (Name)                                   (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                            Yes [X]    No [ ]


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                            Yes [ ]    No [X]


         If  so:  attach  an  explanation  of  the  anticipated   change,   both
         narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                        APPLIED DIGITAL SOLUTIONS, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  March 30, 2001                        By /s/ David I. Beckett
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                                                Name:  David I. Beckett
                                                Title: Senior Vice President and
                                                       General Counsel



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